As filed with the Securities and Exchange Commission on May 11, 2017

Registration No. 333- ________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

P. H. Glatfelter Company

(Exact name of registrant as specified in its charter)

Pennsylvania	23-0628360
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

96 South George Street, Suite 520 York, Pennsylvania	17401
(Address of Principal Executive Offices)	(Zip Code)

P. H. GLATFELTER COMPANY

AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN

(Full title of the plan)

John P. Jacunski

Executive Vice President and Chief Financial Officer

96 South George Street

Suite 520

York, Pennsylvania 17401

(Name and address of agent for service)

(717) 225-4711

(Telephone number, including area code, of agent for service)

with a copy to:

Brian Doerner, Esquire

Ballard Spahr LLP

1735 Market Street

51st Floor

Philadelphia, Pennsylvania 19103

(215) 665-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	1,840,000 shares	$18.77	$34,536,800	$4,002.82

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of Common Stock issuable under the equity plan described below in the event the number of outstanding shares of the Registrant is increased by reason of any stock dividend, stock split, recapitalization, merger, consolidation or reorganization or similar transaction.

(2)

Estimated solely for the purpose of calculating the registration fee. In accordance with Rule 457(h) promulgated under the Securities Act, the price shown is based upon the average of the high and low prices reported for the Common Stock on the New York Stock Exchange on May 9, 2017.

PART II -

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Explanatory Note

P. H. Glatfelter Company (the “Registrant”) is filing this registration statement to register an additional 1,840,000 shares of its common stock, par value $0.01 per share (“Common Stock”), for issuance under the P. H. Glatfelter Company Amended and Restated Long-Term Incentive Plan (the “Plan”). The increase in the number of shares available to be awarded under the Plan, as well as certain other amendments to the Plan that are described in the Registrant’s definitive proxy statement, filed with the United States Securities and Exchange Commission (the “Commission”) on March 30, 2017, were approved by the Registrant’s shareholders on May 4, 2017. The Registrant previously filed Registration Statements on Form S-8 with the Commission (collectively, the “Registration Statements”) to register 1,030,000 shares of Common Stock (File No. 333-188910), filed on May 29, 2013, 4,000,000 shares of Common Stock (File No. 333-160310), filed on June 29, 2009, and 1,500,000 shares of Common Stock (File No. 333-124485), filed on April 29, 2005, authorized for issuance under the Plan. Pursuant to General Instruction E to Form S-8, the contents of the Registration Statements are incorporated herein by reference except to the extent supplemented, amended or superseded by the information set forth herein. Only those items of Form S-8 containing new information not contained in the earlier Registration Statements are presented herein.

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, filed or to be filed with the Commission, are incorporated herein by reference:

•	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Commission on February 24, 2017;

•	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed with the Commission on May 2, 2017;

•	the Registrant’s Current Reports on Form 8-K filed with the Commission on January 19, 2017, February 6, 2017 and May 4, 2017

•	the description of the Common Stock of the Registrant contained in its Registration Statement on Form 8-A filed with the Commission on October 23, 1998.

In addition, all reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The statements required to be so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Sections 1741 through 1750 of the Pennsylvania Business Corporation Law of 1988, as amended (“PBCL”), permits, and in some cases requires, the indemnification of officers, directors and employees of the Registrant. Section 3.1 of our bylaws provides that we shall indemnify any director or officer of the Registrant against expenses (including legal fees), damages, punitive damages, judgments, penalties, fines and amounts paid in settlement, actually and reasonably incurred by him or her, to the fullest extent now or hereafter permitted by law in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, brought or threatened to be brought against him or her, including actions or suits by or in the right of the Registrant, by reason of the fact that he or she is or was a director or officer of the Registrant or any of its subsidiaries or acted as a director or officer or in any other capacity on behalf of the Registrant or any of its subsidiaries or is or was serving at the request of the Registrant as a director, officer, partner, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

Section 3.2 of our bylaws provides that we will pay the expenses (including attorneys’ fees and disbursements) actually and reasonably incurred in defending a proceeding on behalf of any officer or director entitled to indemnification in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it shall ultimately be determined that such officer or director is not entitled to be indemnified by us as authorized. The financial ability of such officer or director to make such repayment shall not be prerequisite to the making of an advance.

As permitted by Section 1713 of the PBCL, Section 2.14 of our bylaws eliminates the personal liability of our directors for monetary damages for any action taken, or any failure to take any action, except where a director has breached or failed to perform the duties of his or her office and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

We have insurance coverage for losses by past, present or future directors or officers of the Registrant arising from claims against that person for any wrongful act (subject to certain exceptions) in his or her capacity as a director or officer of the Registrant. The policy also provides for reimbursement to the Registrant for indemnification given by the Registrant, pursuant to common or statutory law or its articles of incorporation or bylaws to any such person arising from any such claim.

ITEM 8.	EXHIBITS.

Exhibit Number	Description

4.1

P. H. Glatfelter Company Amended and Restated Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on May 4, 2017)

4.2

Form of Restricted Stock Unit Award Certificate (form effective as of February 23, 2017) (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on May 4, 2017)

4.3

Form of Performance Stock Award Certificate (form effective as of February 23, 2017) (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, filed with the Commission on May 4, 2017)

4.4

Form of Non-Employee Director Restricted Stock Unit Award Certificate (form effective as of May 4, 2017) (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K, filed with the Commission on May 4, 2017)

5.1	Opinion of Ballard Spahr LLP (filed herewith).

23.1	Consent of Deloitte & Touche LLP (filed herewith).

23.2	Consent of Ballard Spahr LLP (contained in Exhibit 5.1).

24.1	Power of Attorney (see signatures page to this Registration Statement).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of York, Commonwealth of Pennsylvania on May 11, 2017.

P. H. GLATFELTER COMPANY

By:	/s/ Dante C. Parrini
Name:	Dante C. Parrini
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dante C. Parrini and John P. Jacunski, and each of them, as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date	Signature	Capacity
May 11, 2017	/s/ Dante C. Parrini	Principal Executive Officer and Director
Dante C. Parrini Chairman and Chief Executive Officer

May 11, 2017	/s/ John P. Jacunski	Principal Financial Officer
John P. Jacunski Executive Vice President and Chief Financial Officer

May 11, 2017	/s/ David C. Elder	Chief Accounting Officer
David C. Elder Vice President, Finance

May 11, 2017	/s/ Bruce Brown	Director
Bruce Brown

May 11, 2017	/s/ Kathleen A. Dahlberg	Director
Kathleen A. Dahlberg

May 11, 2017	/s/ Nicholas DeBenedictis	Director
Nicholas DeBenedictis

May 11, 2017	/s/ Kevin M. Fogarty	Director
Kevin M. Fogarty

May 11, 2017	/s/ J. Robert Hall	Director
J. Robert Hall

May 11, 2017	/s/ Richard C. Ill	Director
Richard C. Ill

May 11, 2017	/s/ Ronald J. Naples	Director
Ronald J. Naples

May 11, 2017	/s/ Lee C. Stewart	Director
Lee C. Stewart